Exhibit 10.1

BSD MEDICAL CORPORATION
EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement is made and entered into this 14th day of May 2008 by and between Sennewald/Medizin-Technik GmbH, hereinafter referred to as "DISTRIBUTOR"), a company organized and existing under the laws of the Federal Republic of Germany and having a principal place of business at Schatzbogen 86, 81829 Munich, Germany and BSD Medical Corporation, a Delaware Corporation, (hereinafter referred to as "MANUFACTURER") having a principal place of business at 2188 West 2200 South, Salt Lake City, Utah 84119 U.S.A.

Recitals

A.  The MANUFACTURER is the sole owner of all rights. title, and interest in and to certain inventions, technology, and know-how relating to its hyperthermia cancer therapy products, namely the BSD 2000 and BSD 500 as well as the tumor ablation products (MTX-100) to be introduced to the market (hereinafter referred to as "PRODUCTS") and other applications, and MANUFACTURER has the right to grant exclusive distributorships thereunder.

B.  DISTRIBUTOR is now desirous of acquiring from MANUFACTURER an exclusive distributorship to market and sell the PRODUCTS.

C.  The MANUFACTURER is willing to grant an exclusive distributorship based upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for good and valuable consideration, the parties hereto intending to be legally bound agree as follows:

Terms of Agreement

Section 1-- Definitions

1.1
The term "TECHNOLOGY" related to hyperthermia and ablation cancer therapy products as used in this Agreement, shall mean any confidential or proprietary technical information, know-how, trade secrets, written documentation, machine readable documentation, detailed drawings, data, methods, processes, specifications, quality and inspections standards, sales literature, advertising and marketing materials, reports and training materials.

1.2
The term "PRODUCTS" as used in this Agreement, shall mean all products, and by-products produced by or resulting from the use of any portion of the TECHNOLOGY. The term "PRODUCTS" shall specifically include all models of the PRODUCTS.

Section 2-- Grant of PRODUCTS exclusive distributorship

2.1
Subject to the other terms and conditions set forth herein, MANUFACTURER hereby grants to DISTRIBUTOR the right to sell, and otherwise to commercialize the Hyperthermia PRODUCTS for sales in Russia as well as all European Countries (with the exception of Poland) (all hereinafter referred to as "TERRITORY"). DISTRIBUTOR agrees that it will not make sales of these products except in the TERRITORY unless prior authorization is granted on specific projects in writing from MANUFACTURER.

2.2
Subject to the other terms and conditions set forth herein, MANUFACTURER hereby grants to DISTRIBUTOR the right to sell, and otherwise to commercialize its Tumor Ablation PRODUCTS for sales in Germany, Switzerland and Austria. DISTRIBUTOR agrees that it will not make sales of this product except in the TERRITORY unless prior authorization is granted on specific projects in writing from MANUFACTURER.

Section 3-- Performance

3.1
DISTRIBUTOR covenants that it will in good faith commit itself to a thorough, vigorous, and diligent program of exploiting the PRODUCTS hereof in accordance with the best business customs of the industry, exerting its best efforts, so that full utilization of the PRODUCTS will result. This shall include exposure of PRODUCTS to hospitals, medical clinics, individual medical practitioners, and appropriate medical equipment subdealers, outlets and markets throughout the country(s) in section 2.

3.2
DISTRIBUTOR further agrees to commit to annual sales projections established in writing by mutual agreement by the two parties. In the event that DISTRIBUTOR does not, at any future date, fulfill its projected sales or shows lack of progress to that end, MANUFACTURER shall have the right, at its option to terminate this Agreement pursuant to section 6. Failure to reach agreement on sales projections may also be cause for termination.

3.3
DISTRIBUTOR further agrees to provide technical service and support for the PRODUCTS sold in the TERRITORY. To this end, DISTRIBUTOR will comply with the training requirements outlined in section 12 and further agrees to order and keep in stock sufficient spare parts to be able to service equipment in a timely manner. Failure to provide this support and/or comply with the training requirements shall be cause for termination.

3.4
DISTRIBUTOR further agrees to obtain, at its expense all necessary and relevant government approvals and permission to market, sell and operate the PRODUCT in the TERRITORY.  Failure to obtain these approvals shall be cause for termination.

Section 4-- PRODUCTS pricing.

4.1
Current pricing as of this contract to the DISTRIBUTOR shall be per quotation from MANUFACTURER or via published price lists from MANUFACTURER. DISTRIBUTOR shall receive 25% discount off list prices at time of purchase order. See attachment for current MANUFACTURER list pricing.

4.2           From time to time MANUFACTURER shall have the right to change prices of PRODUCTS. Unless otherwise specified by MANUFACTURER, in writing, new published pricing shall be effective 90 days from the date of issue of new price lists.

4.3	DISTRIBUTOR shall purchase all spare and replacement parts directly from MANUFACTURER

Section 5-- Payments

5.1
DISTRIBUTOR agrees that all purchase orders for PRODUCTS shall be purchased with a 50% payment at time of placement of purchase order and 50% payment at time of shipment of product, according to the terms set forth in MANUFACTURER's quotation as agreed by both parties unless other terms or conditions are agreed upon in writing by DISTRIBUTOR and MANUFACTURER prior to new orders being placed. Spare parts orders shall be payable net 45 days after shipment.

5.2
All moneys payable hereunder shall be paid in United States Dollars at such locations in the United States of America as MANUFACTURER may from time to time designate; unless, any payments due and payable in the United States is not at that time permitted by law or by reason of the decision of any competent authority in the country involved, then, in such event, DISTRIBUTOR shall discharge its obligation for payment in such other currency and at such place as may be permitted and agreed to by MANUFACTURER.

Section 6--Term and Termination

6.1
With respect to the DISTRIBUTOR and rights granted hereby, this Agreement shall commence upon the executing hereof and, unless terminated earlier, shall continue year to year with automatic 12 (twelve) month extensions if all conditions of this Agreement have been met, subject to new sales projections which will serve as minimum purchase volume targeted amounts (as mutually agreed) as described in Subparagraph 3.1 and 3.2.

6.2
If any payment to MANUFACTURER is in arrears for thirty (30) days after the due date, or if DISTRIBUTOR fails to achieve minimum sales performance or defaults in performing any of the other terms of this Agreement, and continues in default for a period of fifteen (15) days after written notification as provided herein, or if DISTRIBUTOR becomes insolvent or files for bankruptcy or enters into an agreement with creditors, or if a receiver is appointed for it, MANUFACTURER shall have the right to terminate this Agreement upon giving a fifteen (15) day notice to DISTRIBUTOR.

6.3
As a course of normal business, the MANUFACTURER has reasonable expectations in regards to performance, communications, promotions, etc. If, at any time during this agreement, the DISTRIBUTOR fails to meet these expectations, the MANUFACTURER shall promptly notify the DISTRIBUTOR in writing. Failure by the DISTRIBUTOR to remedy the situation within 30 days to the satisfaction of the MANUFACTURER shall be sufficient grounds for immediate termination of this agreement.

6.4
Subsequent to the termination of this Agreement as provided for in Subsection 6.1 – 6.3, DISTRIBUTOR agrees that it will not engage in the use, sale or other commercialization or in any other manner for its own benefit or any person, firm, corporation, association, or other entity of the TECHNOLOGY for a period of five (5) years and that it will not sell the PRODUCTS or competitive products during that period. This excludes any PRODUCTS that the DISTRIBUTOR currently manufactures, or subsequent developments of this technology that is not derived from technology offered by the MANUFACTURER. DISTRIBUTOR agrees that it will not use its knowledge of the MANUFACTURER'S systems to build or develop competing products that use phased-array technology to treat deep tumors or any other software or hardware technology utilized by the MANUFACTURER of which the DISTRIBUTOR becomes aware because of its activities associated with this agreement. At the termination of this agreement, any items remaining in stock may be returned to the MANUFACTURER at a mutually agreed upon price.

6.4
Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination, and any unpaid payments under this Agreement shall become immediately due and payable.

6.5
Notwithstanding the above, DISTRIBUTOR shall have no obligation to purchase the minimum purchase requirements herein for any period after the day of notification of termination by DISTRIBUTOR or notification of default by MANUFACTURER, unless such default is remedied as contained herein. DISTRIBUTOR shall not be liable to purchase any units beyond those already ordered and paid for in the event of termination or default.

Section 7-- Third party Infringement of Patent or Future Patent Applications

7.1
Should MANUFACTURER or DISTRIBUTOR become aware of any infringement or alleged infringement in the country in paragraph 2, that party shall immediately notify the other party in writing of the name and address of the alleged infringer, the alleged acts of infringement, and any available evidence of infringement. MANUFACTURER and DISTRIBUTOR agree to work jointly (on a best efforts basis) to prevent any infringement and defend the patent or any additional patent MANUFACTURER may apply for in the future upon which the TECHNOLOGY is based. The intent of this paragraph is that DISTRIBUTOR shall defend the patent or patents applied for in the future in the country in paragraph 2.

7.2
DISTRIBUTOR and MANUFACTURER hereby agree to cooperate with each other in the prosecution of any legal infringement action or settlement discussions undertaken pursuant to this section and that each will provide the other with all pertinent data and evidence of which it may have the knowledge or which may be in its possession and which may be helpful in the prosecution of such action.

7.3
If, at any time during the term of this Agreement, MANUFACTURER or DISTRIBUTOR shall be unable to uphold the validity of any patents against any alleged infringer, DISTRIBUTOR shall not have a damage claim or a claim for refund or reimbursement against MANUFACTURER.

Section 8-- Taxes, Governmental Approvals and Liability

8.1
DISTRIBUTOR shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of DISTRIBUTOR in connection with the sale, or lease of the PRODUCTS in its TERRITORY. In the event that MANUFACTURER is assessed any tax, duty, or other governmental withholding by the Chinese government with respect to any payment under this DISTRIBUTOR Agreement, DISTRIBUTOR shall pay such tax, duty, or other governmental withholding on behalf of MANUFACTURER or reimburse MANUFACTURER for any such tax, duty, or withholding it shall make.

8.2
DISTRIBUTOR shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the laws of the country in paragraph 2 or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

8.3
DISTRIBUTOR shall be responsible for all product liability, and product warranty for any PRODUCTS sold by DISTRIBUTOR under this Agreement and shall carry whatever insurance is necessary to provide such liability or warranty protection.

Section 9-- lndependence of the Parties

9.1
This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other.

Section 10--Assignment

10.1
DISTRIBUTOR shall not have the right to assign or otherwise transfer this Agreement and the rights of distributorship granted hereby and the rights acquired by DISTRIBUTOR hereunder, without the prior, written consent of MANUFACTURER (such consent will not be unreasonably withheld). If such written consent is given, such assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement. DISTRIBUTOR shall have the right to utilize third parties to market and acquire sales, including but not limited to appointing local sub distributors. These third parties are also subject to the terms and limitations of the agreement.

10.2	Upon termination of this agreement DISTRIBUTOR shall assign all rights to any import licenses it holds for the MANUFACTURER'S PRODUCTS to the MANUFACTURER.

10.3
MANUFACTURER shall have the right to assign its right herein, including rights to receive payments to any third party without the prior written consent of DISTRIBUTOR. Assignment of payments due must be in accordance with the laws, rules and regulations of Germany.

Section 11—Notices

11.1
All notices, demands, and other communications under this Agreement shall be deemed to have been duly given and delivered one (1) day after sending, if sent by telegram, telex, or telefax, and thirty-five (35) days after posting, if sent by registered airmail, postage prepaid to the parties at the following locations:

A. MANUFACTURER:
BSD Medical Corporation
2188 West 2200 South
Salt Lake City, Utah 84119
Telefax 801-972-5930

B. DISTRIBUTOR:
Dr. Sennewald Medizintechnik GmbH
Schatzbogen 86
81829 MUNCHEN
GERMANY
Telefax 49-89 54 21 43-30

11.2	The parties hereto may give written notice of change of address. and after such notice has been received, any notice or request shall thereafter be given to such party at the changed address.

Section 12—Training

12.1
DISTRIBUTOR shall send, at DISTRIBUTOR'S expense appropriate employee(s) to locations designated by MANUFACTURER for the purpose of receiving adequate training, specified by MANUFACTURER, to properly represent MANUFACTURER in the TERRITORY.

Section 13--Demonstration Systems

13.1	DISTRIBUTOR agrees to purchase adequate BSD demonstration systems from MANUFACTURER, to be mutually determined by both parties, as described by the attached quotation and sales agreement.

Section 14--Applicable Law

14.1
All disputes in connection with this agreement shall be settled with good faith negotiation. In case no settlement can be reached, the case may be submitted to arbitration as agreed upon by both parties. This Agreement is entered into pursuant to the laws of the State of Delaware, United States of America, and the validity and interpretation of this Agreement shall be governed by and in accordance with the laws of the state and country as such law shall from time to time be in effect. If attempts at negotiation and arbitration fail, both parties agree to the jurisdiction of the courts of the States of Utah or Delaware and agree to be bound by their rulings.

Section 15--Attorneys Fees

15.1
In the event there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of an attorney, either to enforce or terminate this Agreement, with or without arbitration, the losing party or parties to the controversy arising out of the default shall pay to the prevailing party or parties reasonable attorneys fees and, in addition, such costs and expenses as are incurred in enforcing or in terminating this Agreement.

Section 16--ldentification of TECHNOLOGY and PRODUCTS

16.1
DISTRIBUTOR agrees to mark PRODUCTS, all brochures and documents describing the PRODUCTS with all applicable United States and foreign patent numbers, in conformity with the patent laws and practices of the respective country.

Section l7--Limited Product Warranty

17.1
From the date of shipment to the DISTRIBUTOR, MANUFACTURER warrants, for eighteen months or twelve months from the date of installation, whichever occurs first, all specifically covered parts of the system including labor which is performed at BSD's facility in Salt Lake City, Utah.

17.2	Limitations regarding quantity of probes and applicators as well as all other items covered by this warranty shall be governed by MANUFACTURER'S signed PRODUCTS quotation.

Section l8--Confidential Disclosure

18.1
The parties acknowledge that from time to time they have or will be required to disclose to each other TECHNOLOGY that is confidential, proprietary or secret, in the furtherance of the objects and covenant of this Agreement. The parties acknowledge that the provisions of this Agreement are necessary to protect the confidentiality, value and secrecy thereof.

18.2
The parties agree that they shall take reasonable precautions to preserve the confidential, proprietary or secret status of any such TECHNOLOGY disclosure. Each party shall require that its employees and agents understand and agree in writing to treat and hold such TECHNOLOGY in confidence consistent with the provisions herein. The parties further agree that they shall utilize all such TECHNOLOGY solely for furthering the objectives of this Agreement and they will not, either during or at any time subsequent to this Agreement, otherwise use such TECHNOLOGY for their own benefit or for the benefit of others; nor will either party publish or otherwise disclose such TECHNOLOGY to any other individual, firm or corporation without first obtaining written consent from the other party to this Agreement.

18.3	The obligations of this section shall survive termination of this Agreement, provided, however, that such obligations shall not apply to:

(a) any information which was disclosed to the DISTRIBUTOR by a thirdparty who is under no obligation of confidentiality to the MANUFACTURERor a to party in private or to the DISTRIBUTOR; or,

(b) any information that DISTRIBUTOR can reasonably demonstrate through documentation has become generally known through no fault of the MANUFACTURER to the trade or to public prior to or subsequent to the disclosure by DISTRIBUTOR.

18.4
Within thirty (30) days from the date of termination of this Agreement as provided in section 6, DISTRIBUTOR shall furnish MANUFACTURER with written notice specifying that through reasonable care and to the best of its knowledge:

(a) all TECHNOLOGY embodied in all printed documents and machine readable documentation and copies thereof, including any materials, documents, books, drawings, memoranda, files, blue prints, diagrams, customer lists, manufacturing procedures, know-how, testing data, studies, reports, evaluations, and any other materials or things of any value which constitute or embody any confidential, proprietary or secret TECHNOLOGY has been returned to MANUFACTURER; and

(b) the originals and all copies of any machine-readable documentation containing any portion of the TECHNOLOGY of the MANUFACTURER have been destroyed or returned to MANUFACTURER.

Section 19--Non-Competition

19.1
The DISTRIBUTOR further agrees that at no time during this Agreement or for five (5) years immediately following the termination of this Agreement, whether said termination is occasioned by the MANUFACTURER or the DISTRIBUTOR or the mutual agreement of the parties, will the DISTRIBUTOR for itself, or in behalf of any other person, persons, firm, partnership, corporation, or company, engage in directly or indirectly, solicit or attempt to solicit the business or patronage of any person, persons, firm, partnership, corporation, or company for the purpose of carrying on competitive business similar to that of the MANUFACTURER or perform such other incidental product sales, manufacturing or business services as is now engaged by the MANUFACTURER, nor will the said DISTRIBUTOR disclose to any person whomsoever any of the confidential information as contained in Section 18 used by the MANUFACTURER in or about its business.

19.2
The DISTRIBUTOR shall purchase PRODUCT only from MANUFACTURER. DISTRIBUTOR shall not purchase new or used PRODUCT or competitive products for resale into TERRITORY from MANUFACTURER'S previous customers or distributors outside of TERRITORY. DISTRIBUTOR shall not remanufacture used PRODUCT taken in trade from its customers.

Section 20--General Provisions

20.1
The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the Agreement between them and supersedes all proposals, oral or written, and all other communications between them relating to the TECHNOLOGY, including but not limited to; the inventions, technology, and know-how which are the subject matter of this Agreement.

20.2
No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party or parties to be charged.

20.3
The provisions of this Agreement are several, and in the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and the enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

20.4
Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way affect the validity of this Agreement. No term provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice such party from later enforcing or exercising the same or in any other provisions, rights, or elections which it may have under this Agreement Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

20.5
This Agreement shall be binding not only upon the parties hereto, but also upon, without limitation thereto, their successors, heirs, devisees, divisions, subsidiaries, officers, directors, employees, and agents and any and all persons or entities in private with them or having notice of this Agreement.

20.6	Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

20.7
There shall be no liability on either party on account of any loss, damage, or delay occasioned or caused by strikes, riots, fires, insurrection, or the elements, embargoes, failure of carriers, acts of God or of the public enemy, compliance with any law, regulation, or other governmental order, or any other causes beyond the control of either party, whether or not similar to the foregoing.

20.8
Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

20.9	All covenants, agreements, representations, and warranties made herein in writing in connection with this transaction shall survive after the closing date.

20.10	Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

20.11	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, all of which constitute one and the same agreement.

20.12
This Agreement is the entire agreement between the parties and supersedes and shall be substituted for each and every agreement with respect to distribution of MANUFACTURERS products, whether written, oral or otherwise in effect between DISTRIBUTOR and MANUFACTURER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first mentioned above.

BSD Medical Corporation	Dr. Sennewald/Medizintechnik GmbH
By Rick White	By Dr. Gerhard Sennewald CEO

/s/ Rick White	/s/ Dr. Gerhard Sennewald

Date October 20, 2008	Date October 15, 2008